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EXHIBIT 3.1
                          CERTIFICATE OF INCORPORATION

                      FIRST INDIA DIVERSIFIED HOLDINGS INC.

                Under Section 402 of the Business Corporation Law

         THE UNDERSIGNED, for the purpose of forming a corporation pursuant to
Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

         (1) The name of the Corporation is:

                      FIRST INDIA DIVERSIFIED HOLDINGS INC.

         (2) The purpose or purposes for which the Corporation is formed are as follows, to wit:

                  To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained; subject to any express limitations set forth herein, or in the Business Corporation Law.

                  Directly, or through ownership of stock in any corporation, to purchase, lease, rent, exchange, or otherwise acquire real estate and property, either improved or unimproved, and any interest therein; to own, hold, control, maintain, manage and develop the same; to erect, construct, maintain improve, rebuild, enlarge, alter, manage, operate, and control all kinds of buildings, houses, hotels, apartments, motels, stores, offices, warehouses, mills, shops, factories and plants and all structures and erections of any description on any lands owned, held, rented or leased by the Corporation,, or upon any other lands; to lease or sublet offices, stores, apartments and other space in such building or buildings, and to sell, rent, lease, sublet, mortgage, exchange, assign, transfer, convey, pledge, alienate, or otherwise dispose of any such real estate and property, and any interest therein.
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         To acquire by purchase, lease or manufacture, or otherwise, any personal property deemed necessary or proper or useful in the equipment, furnishing, improvement, development or management of any property, real or personal, at any time owned, held or occupied by the Corporation and to invest, trade and deal in any personal property deemed beneficial to the Corporation, and to mortgage, pledge, sell, let or other wise dispose of any personal property at any time owned or held by the Corporation.

         To purchase or other wise acquire, hold exchange, pledge, hypothecate, sell deal in and dispose of mortgages covering any kind of real and personal property, tax liens and transfers of tax liens on to make, enter into, perform and arrange for the carrying out of contracts for constructing, building, altering improving and repairing, decorating, maintaining, furnishing and fitting up building, tenements and structures of every description, and to advance money to an enter in to agreement of all kinds with building contractors, property owner and therefor said purpose.

         To acquire by purchase, subscription, underwriting or other wise, and to own, hold for investment or other wise and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal pro dispose of real and personal property of every sort and description and wheresoever situated, including shares and bonds, debentures, notes, scrip, securities, evidences of indebtedness contracts or notes, script, securities, evidences of indebtedness contracts more obligation of any corporation or association , whether domestic or foreign , or of any firm or individual or the Untied States or any State, territory or dependency of the United States or any foreign country , or any municipality or local authority within or with out the United States , and also to issue in exchange therefor stocks , bonds or other securities or evidence of indebtedness of this corporation and, while the owner or holder of any property, to receive collect and dispose of the interest , dividends and income on or from such property and to possess an exercise in respect thereto all of the rights ,powers and privileges of ownership, including all voting power thereon.

         To purchase, lease, exchange, lend, invest, hire or otherwise
Acquire lands with or without building thereon, or any interest therein, to erect, construct, alter, improve, manage, and operate houses, and building or other works owned, manage, and operate houses, and building or other works owned by the Corporation, or upon ant other lands; to sell, lease sublet, mortgage, exchange or other wise dispose of any of the land s or any interest therein, or nay houses, building or other works owned by the Corporation; to engage generally in the real estate business , as principal , agent broker , or other wise , and generally to buy, sell, lease, invest, lend, mortgage, exchange, mange , operate, and deal in lands or interests in lands, houses, buildings or other works.

         To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease mortgage, create liens upon, sell, convey or otherwise dispose of land turn to account, any and all plant, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for
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any of the purpose enumerated herein, including all or any part or parts of the properties , assets, business and good will of any person, firms, associations or corporations.

         To purchase, exchange or otherwise acquire, invest in, own, devise, invent, manufacture, produce, fabricate, assemble, store, transport, install, and service, maintain, alter, repair, distribute, sell exchange, trade, encumber, assign, transfer or otherwise dispose of, import, export, license as licensor or licensee, lease as lessor or lessee, enter into contracts in respect of, acquire, receive, grant and assign licensing arrangement, options, franchises and other franchises and other rights in respect of, and otherwise deal in and with, at wholesale and/or retail, for any use or purpose, whether as principal, agent, broker, factor, merchant, distributor, jobber, advisor of in any other lawful capacity, any and all kinds of goods, wares , merchandise, commodities , manufactured articles, raw materials, metals, animal and plant products, substances and other unimproved, improved, finished and processed articles and real, personal and mixed property of every kind and description, and generally to conduct a mercantile, industrial, investing and trading business, in all its branches, and such other business or businesses as may be incidental or advantageous thereto.

         The powers, rights, and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a Corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

         (3) The office of the Corporation is to be located in the County of Queens, State of New York.

         (4) The aggregate number, class and par value of shares, which the Corporation shall have authority to issue, shall be two hundred (200) shares, all of which are to be without Par value, of the same class and all of which hereby are designated as common stock.

         (5) The Secretary of sates of the State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of such process served upon him is:

                               C/O The Corporation
                              257-10 Union Turnpike
                           Floral Park, New York 11004

         (6) The Corporation, to the fullest extent permitted by Sections 722, 723 and 724 of the Business Corporation Law of the State of New York as the same may be amended and supplemented, shall Indemnify any and all person s that it shall have power to indemnify under said Section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by - law, agreement, note of stockholders or directors, or other wise both as to action in his official capacity and as to action in any other capacity while holding such office. The indemnification provided for herein shall continue as to a person who
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has ceased to be a director, officer, employee or agent of the Corporation, and shall insure too the benefits of the here in, executor sand administrators of such person.

         (7) The personal liability of any Director of the Corporation to the Corporation it self, or its Shareholders, for damages for any breach of duty in such capacity is hereby eliminated; expect that such personal liability shall not be eliminated if a judgment or other personal liability shall not be eliminated if a judgments or other final adjudication adverse to such Director establishes that his acts or omission were in bad faith, or involved intentional misconduct or a knowing violation of law, or that he gained ,in fact a financial profits or advantage to which he was not legally entitled , or that his facts violated Section 719 of the Business Corporation Law.

Dated: July 01, 1999


                                                     Jerry Joseph, Incorporater

                                                     41 State Street, Suite 515
                                                       Albany, New York 12207
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                           CERTIFICATE OF AMENDMENT OF

                       THE CERTIFICATE OF INCORPORATION OF

                      FIRST INDIA DIVERSIFIED HOLDINGS INC.

                Under Section 805 of the Business Corporation Law

             I, THE UNDERSIGNED, being the Sole Incorporator of First India Diversified Holdings Inc., do hereby certify and set forth:

         (1) The name of the Corporation is:

                      FIRST INDIA DIVERSIFIED HOLDINGS INC.

         (2) The Certificate of Incorporation of said Corporation was filed with the Department of State of the State of New York on the 2nd day of July, 1999.

         (3) The following was authorized by the Sole Incorporator, being that there are no directors or officers, there are no subscribers for shares, and no shares of stock have been issued.

                  (a) To change and increase the shares of stock which the Corporation shall be authorized to issue from the presently authorized, and unissued, two hundred (200) common no par value shares, into one hundred million (100,000,000), common par value shares, each having one hundredth of a penny ($
 .0001) par value, at the rate of 1:500,000.

                  Paragraph 4 of the Certificate of Incorporation is amended to read as follows:


         "(4)" The aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000), common, par value shares, each of which is to have one hundredth of a penny ($.0001) par value.

Dated: July 08, 1999
                                                              /S/ Jerry Joseph
                                                              -----------------
                                                              Jerry Joseph
                                                              Sole Incorporator